Exhibit 99

News Release

FOR IMMEDIATE RELEASE

Investor Contact:
Laura J. Cinat
(312) 255-6167
laura.cinat@diamondcluster.com

Media Contact:
David Moon
(312) 255-4560
david.moon@diamondcluster.com

DIAMONDCLUSTER INTERNATIONAL AUTHORIZES AN ADDITIONAL
$50 MILLION STOCK REPURCHASE

CHICAGO, April 28, 2005—DiamondCluster International, Inc. (Nasdaq: DTPI), a premier global management consulting firm, today announced that its Board of Directors has authorized the repurchase of additional shares of the Company’s outstanding common stock having an aggregate market value up to $50 million. As of March 31, 2005, DiamondCluster had $2.8 million remaining on its previous repurchase authorization, bringing the total available for repurchase to $52.8 million.

“This additional repurchase authorization demonstrates a firm and ongoing commitment to our buyback program,” said Mel Bergstein, DiamondCluster’s chairman and CEO. “The Board of Directors and the Company also believe the current market price of the stock does not reflect the strength of the business and its ability to provide value to its shareholders over time.”

During the fourth quarter of fiscal year 2005 (ended March 31, 2005), the Company repurchased 832,300 shares of its common stock at a total cost of approximately $13.7 million. The Company has repurchased nearly 6.8 million shares at a total cost of approximately $92.7 million under its previous repurchase authorizations, which date back to October 1998.

DiamondCluster plans to repurchase the shares on the open market from time to time, or in privately negotiated transactions. The timing and volume of the purchases will be dependent upon market conditions. The Company intends to fund the repurchases with cash on hand and cash generated from operations.

About DiamondCluster International

DiamondCluster International (Nasdaq: DTPI) is a premier global management consulting firm that helps leading organizations develop and implement growth strategies, improve operations, and capitalize on technology. Mobilizing multidisciplinary teams from our highly skilled strategy, technology, and operations professionals worldwide, DiamondCluster works collaboratively with clients, unleashing the power within their own organizations to achieve sustainable business advantage. DiamondCluster is headquartered in Chicago, with offices across Europe, North America, the Middle East and South America. To learn more, visit www.diamondcluster.com.

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